PARTICIPATION AGREEMENT

Among

AXA EQUITABLE LIFE INSURANCE COMPANY

HARTFORD SERIES FUND, INC.

HARTFORD HLS SERIES FUND II, INC.

HARTFORD FUNDS DISTRIBUTORS, LLC

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

and

HARTFORD ADMINISTRATIVE SERVICES COMPANY

THIS AGREEMENT, made and entered into as of this 21st day of April, 2014, by and among AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”), a New York life insurance company, on its own behalf and on behalf of its separate accounts listed on Schedule A attached hereto and incorporated herein by reference, as such schedule may be amended from time to time (the “Accounts”); HARTFORD SERIES FUND, INC. and HARTFORD HLS SERIES FUND II, INC., each an open-end management investment company organized under the laws of the State of Maryland (each a “Fund”); HARTFORD FUNDS MANAGEMENT COMPANY, LLC (the “Adviser”), a Delaware limited liability company; HARTFORD FUNDS DISTRIBUTORS, LLC (the “Distributor”), a Delaware limited liability company and HARTFORD ADMINISTRATIVE SERVICES COMPANY (the “Transfer Agent”), a Minnesota corporation.

WHEREAS, this Agreement will create a separate participation agreement for each Fund, as though the Company, the Adviser, the Distributor and the Transfer Agent had executed a separate, identical form of participation agreement with each Fund; and

WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies (hereinafter “Participating Insurance Companies”); and

WHEREAS, the common stock in the Fund are divided into several series, each designated a “portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Fund is able to rely on an order from the Securities and Exchange Commission (hereinafter the “SEC”) dated November 1, 2000 (File No. IC-24724) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and

Rules 6e-2(b)(l 5) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans as defined in I’reas. Reg. §I.8I7-5(3)(iii) (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order”); and

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the portfolios are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company is an insurance company that has issued and plans to continue to issue certain variable life insurance policies and/or variable annuity contracts supported wholly or partially by the Accounts (the “Contracts”); and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of New York, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed on Schedule B attached hereto and incorporated herein by reference, as such schedule may be amended from time to time by mutual written agreement of the parties (the “Portfolios”), on behalf of the Accounts to fund the Contracts, and the Distributor is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company also intends to continue to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund on behalf of the Accounts to fund the Contracts,

NOW, THEREFORE, in consideration of their mutual promises the Fund, the Distributor, the Transfer Agent, the Adviser (collectively, the “Fund Parties”) and the Company agree as follows:

ARTICLE I. Sale of Fund Shares

1.1. The Distributor agrees to sell to the Company those shares of the Portfolios which the Account orders, executing such orders on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Portfolios, subject to the terms and conditions set forth in the Fund’s then-current registration statement. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives notice of any such order by 8:30 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Portfolio calculates its net asset value pursuant to the rules of the SEC and the Fund’s then-current registration statement.

1.2. The Fund and the Distributor agree to make shares of the Portfolios available for purchase at the applicable net asset value per share by the Company and the Accounts on those days on which the Fund calculates its Portfolios’ net asset value pursuant to rules of the SEC, and the Fund shall calculate such net asset value on each day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, the Fund may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund acting in good faith, necessary or appropriate in the best interests of the shareholders of such Portfolio. All orders received by the Company shall be subject to the terms of the then current registration statement of the Fund, including the Fund’s frequent trading policies. The Company shall use its best efforts, and shall reasonably cooperate with, the Fund to enforce stated registration statement policies regarding transactions in Portfolio shares. The Company acknowledges that orders received by it in violation of the Fund’s stated policies may be subsequently revoked or cancelled by the Fund and that the Fund shall not be responsible for any losses incurred by the Company or the Contract owner as a result of such cancellation. In addition, the Company acknowledges that the Fund has the right to refuse any purchase order for any reason, particularly if the Fund determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

1.3. The Fund will not sell shares of the Portfolios to any other Participating Insurance Company separate account unless an agreement containing provisions the substance of which are the same as Sections 2.1, 2.2 (except with respect to designation of applicable law), 3.5, 3.6, 3.7 (Sections 3.5, 3.6 and 3.7 shall be required to the extent necessary by applicable law), and Article VII of this Agreement is in effect to govern such sales.

1.4. The Fund agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Portfolios held by the Company, executing such requests on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Fund, provided that the Fund receives notice of any such request for redemption by 8:30 a.m. Eastern time on the next following Business Day.

1.5. The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other Participating Insurance Companies (subject to Section 1.3) and the cash value of the Contracts may be invested in other investment companies.

1.6. In the event of net purchases, the Company shall pay for Fund shares by 4:00 p.m. Eastern time on the next Business Day after an order to purchase Fund shares is received by the Company in accordance with the provisions of Section 1.1 hereof; provided, however, if Fedwire Funds Service is unavailable, the Company will notify the Fund or its designee as soon as practicable and the parties hereto will reasonably cooperate to set an appropriate timing deadline. Payment shall be in federal funds transmitted by wire and/or by a credit for any shares redeemed the same day as the purchase.

1.7. The Fund shall pay and transmit the proceeds of redemptions of Fund shares by 4:00 p.m. Eastern Time on the next Business Day after a redemption order is received in accordance with Section 1.4 hereof; provided, however, (i) if Fedwire Funds Service is unavailable, the Fund or its designee will notify the Company as soon as practicable and the parties hereto will reasonably cooperate to set an appropriate timing deadline and (ii) the Fund may delay payment in extraordinary’ circumstances to the extent permitted under Section 22(e) of the 1940 Act. Payment shall be in federal funds transmitted by wire and/or a credit for any shares purchased the same day as the redemption.

1.8. Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Shares purchased from the Fund will be recorded in an appropriate title for the relevant Account or the relevant sub-account of an Account.

1.9. The Fund shall furnish same day notice (by electronic communication or telephone, followed by electronic confirmation) to the Company of any income, dividends or capital gain distributions payable on a Portfolio’s shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio. The Fund shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.10. The Fund shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share (“NAV”) is calculated and shall use its best efforts to make such NAV available by 6:30 p.m. Eastern time. In the event of an error in the computation of a Portfolio’s NAV or any dividend or capital gain distribution (each, a “pricing error”), the applicable Fund shall immediately notify the Company as soon as possible after discovery of the error. Such notification may be verbal, but shall be confirmed promptly in writing. A pricing error shall be corrected as follows: (a) if the pricing error results in a difference between the erroneous NAV and the correct NAV of less than $0.01 per share, then no corrective action need be taken; (b) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than $0.01 per share, but less than  1⁄2 of 1% of the Portfolio’s NAV at the time of the error, then the Adviser shall reimburse the Portfolio for any loss, after taking into consideration any positive effect of such error; however, no adjustments to Contract owner accounts need be made; and (c) if the pricing error results in a difference between the erroneous NAV and the correct NAV equal to or greater than  1⁄2 of 1% of the Portfolio’s NAV at the time of the error, then the Adviser shall reimburse the Portfolio for any loss (without taking into consideration any positive effect of such error) and shall reimburse the Company for the costs of adjustments made to correct Contract owner accounts in accordance with the provisions of the Adviser’s current pricing policy. If an adjustment is necessary to correct a material error that has caused Contract owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Contract owners will be adjusted and the amount of any underpayments shall be credited by the Adviser to the Company for crediting of such amounts to the applicable Contract owner’s accounts. In no event shall the Company be liable to Contract owners for any such adjustments or underpayment amounts. Upon notification by the Adviser of any overpayment due to a material error, the Company shall promptly remit to the Adviser any overpayment that has not been paid to Contract owners. A pricing error within categories (b) or (c) above shall be deemed to be “materially incorrect” or constitute a “material error” for purposes of this Agreement. The standards set forth in this Section 1.10 are based on the parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement. In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the appropriate applicable standards, on terms mutually satisfactory to all parties.

1.11. The Company will notify the Fund of any investment restrictions imposed by state insurance law and the Contracts applicable to the Fund. The parties agree to mutually cooperate with respect to any state insurance law restriction or requirement applicable to a Portfolio’s investments to the extent such cooperation is permissible under the terms and conditions of the Fund’s registration statement and other governing laws.

1.12. The Company may use manual transactions via facsimile until such time as it has the ability to submit trades via the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification system (“Fund/SERV”), at which time the parties will cooperate to establish procedures to process transactions described herein that conform to NSCC Defined Contribution Clearance & Settlement (DCC&S) Cycle 8 requirements.

ARTICLE II. Representations and Warranties

2.1. The Company represents and warrants that: (a) Contracts or interests in the Accounts are or will be registered under the 1933 Act, or are not so registered in proper reliance upon an exemption from such registration requirements; (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; (c) the sale of the Contracts shall comply in all material respects with state insurance suitability requirements; and

(d) the Contracts will be sold only by duly licensed and appointed parties with which the Company has written agreements that require, among other things, that the sale of the Contracts will comply in all material respects with applicable FINRA Conduct Rules.

2.2. The Company represents and warrants that: (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Account prior to any issuance or sale of units thereof as a separate account under New York law; and (c) it has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and will maintain such registration for so long as any Contracts are outstanding as required by applicable law or, alternatively, the Company has not registered one or more Accounts in proper reliance upon an exclusion from such registration requirements.

2.3. The Company represents and warrants that it has reviewed a copy of the Mixed and Shared Funding Exemptive Order, and, in particular, has reviewed the conditions to the requested relief set forth therein. As long as applicable, the Company will be bound by the responsibilities of a participating insurance company as set forth in the Mixed and Shared Funding Exemptive Order, including, without limitation, the requirement that the Company report any potential or existing conflicts of interest of which it is aware to the Board of the Directors of the Fund (“Board”). The Company will assist the Board in carrying out its responsibilities in monitoring such conflicts under the Mixed and Shared Funding Exemptive Order by providing the Board in a timely manner with all information reasonably necessary for the Board to consider any issues. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract Owner voting instructions are disregarded and by confirming in writing, at the Fund’s request, that the Company is unaware of any such potential or existing material irreconcilable conflicts.

2.4. The Fund and the Distributor represent and warrant that: (a) the Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act; (b) the Fund shares sold pursuant to this Agreement shall be duly authorized for issuance and sold in compliance with all applicable state and federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act; (c) the Fund is and shall remain registered under the 1940 Act; and (d) the Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.5. The Fund and the Distributor represent and warrant that the Fund has adopted a plan pursuant to Rule 12b-l under the 1940 Act. The parties acknowledge that the Fund reserves the right to modify its existing plan or to adopt additional plans pursuant to Rule 12b-l under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. The Fund and the Adviser agree to comply with applicable provisions and SEC interpretation of the 1940 Act with respect to any distribution plan.

2.6. The Fund and the Distributor represent and warrant that the Fund shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law.

2.7. The Fund and the Distributor represent and warrant that the Fund is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

2.8. The Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder. Without limiting the scope of the foregoing or anything contained in Article VI of this Agreement, the Adviser and the Distributor represent and warrant that each Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions). In the event the Fund should fail to so qualify, it will take all reasonable steps (a) to notify the Company of such occurrence and (b) to resume compliance with such diversification requirement within the grace period afforded by Freasury Regulations 1.817-5.

2.9. The Adviser represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with any applicable state and federal securities laws.

2.10. The Distributor represents and warrants that it is and shall remain duly registered as a broker-dealer under all applicable federal and state securities laws and is a member in good standing with FINRA, and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of any applicable state and federal securities laws.

2.11. The Fund and the Adviser represent and warrant that all of their respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule 17g-l under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.12. The Fund and the Adviser represent, warrant, and covenant: (i) that each Portfolio has elected, or intends to elect, to be taxed as a “regulated investment company” within the meaning of Section 851(a) of the Code and will be managed in accordance with Subchapter M of the Code, and (ii) to notify the Company upon having a reasonable basis for believing that the Fund or any Portfolio has ceased to comply, or might not so comply, with the aforesaid classification as a “regulated investment company”.

2.13. The Fund and the Adviser represent and warrant that they will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Portfolios (including, but not limited to, any material change in the registration statement or prospectus affecting the Portfolios) and any proxy solicitation or information statement affecting the Portfolios and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expense by implementing them in conjunction with regular annual updates of the prospectus for the Contracts where reasonably practicable.

2.14. The Company represents and warrants that for purposes other than diversification under Section 817 of the Code, the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund Parties immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, the Company represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use every effort to continue to meet such definitional requirements, and it will notify the Fund Parties immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

2.15. The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (designed to ensure compliance by the Company with all applicable anti-money laundering laws, rules and regulations, including but not limited to its obligations under the United States Bank Secrecy Act of 1970, as amended (by the USA Patriot Act of 2001 (the “USA Patriot Act”) and other laws), and the rules, regulations and official guidance issued thereunder (“AML Policies”). The Company further represents and warrants that it has adopted and implemented (i) a Customer Identification Program (“CIP”) in accordance with and to the extent required by Section 326 of the USA Patriot Act; (ii) a sanctions compliance program designed to comply with applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury; and (iii) procedures to comply with Special Measures under Section 311 of the USA Patriot Act. The Company will provide the Fund Parties with a copy of its AML Policies and such certifications and representations regarding the policies as the Fund Parties may reasonably request. The Company will promptly provide the Fund Parties a written listing of any material changes to its AML Policies upon request by the Fund Parties. In addition, the Company will promptly notify the Fund Parties in writing of any material violation of its AML Policies applicable to the Accounts’ investments in the Portfolios.

2.16. The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures designed to ensure compliance by the Company with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, SEC Regulation S-P and the Gramm-Leach-Bliley Act (“Privacy Policies”). The Company will provide the Fund Parties with a summary of its Privacy Policies relevant to this Agreement and such certifications and representations regarding the policies as the Fund Parties may reasonably request. The Company will promptly provide the Fund Parties a written listing of any material changes to its Privacy Policies upon request by the Fund Parties. In addition, the Company will promptly notify the Fund Parties in writing of any material violation of its Privacy Policies applicable to the Accounts’ investments in the Portfolios.

2.17. The Company acknowledges that the Contracts are not intended to serve as vehicles for frequent transfers of Portfolio shares. As such, the Company agrees to abide by the Funds’ practices and policies by restricting activity of any Contract owner identified and communicated by the Fund or its designee to the Company as a market timer and further agrees to notify the Fund or its designee if it becomes aware of a Contract owner engaged in market timing activity. The Company will provide the Fund Parties with a copy of the procedures it has adopted to minimize disruptive trading in its Contracts (“Market Timing Policies”) and such certifications and representations regarding the Market Timing Policies as the Fund Parties or their designee may reasonably request. The parties agree to make reasonable efforts to address any conflict between its Market Timing Policies and actions taken or policies adopted by the Fund Parties designed to minimize any adverse impact on other Fund investors due to excessive trading. The Company will promptly provide the Fund Parties a written listing of any material changes to its Market Timing Policies upon request by the Fund Parties. In addition, the Company will promptly notify the Fund Parties in writing of any material violation of its Market Timing Policies applicable to the Accounts’ investments in the Portfolios.

2.18. The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders relating to the purchase, sale or exchange of Portfolio shares communicated to the Fund Parties to be treated in accordance with Article I of this Agreement as having been received on a Business Day have been received by the Valuation Time on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract Owners but not rescinded by the Valuation Time were communicated to the Fund Parties or their agent as received for that Business Day (“Late Trading Policies”). Each transmission of orders by the Company will constitute a representation by the Company that such orders are accurate and complete and relate to orders received by the Company by the Valuation Time on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Fund shares received from Contract Owners but not rescinded by the

Valuation Time. The Company will provide the Fund Parties with a copy of the Late Trading Policies and such certifications and representations regarding the policies as the Fund Parties or their designee may reasonably request. The Company will promptly provide the Fund Parties a written listing of any material changes to its Late Trading Policies upon request by the Fund Parties. In addition, the Company will promptly notify the Fund Parties in writing of any material violation of its Late Trading Policies applicable to the Accounts’ investments in the Portfolios.

2.19 (a) Company agrees to provide Fund, or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) or mutually acceptable Securities and Exchange Commission (“SEC”) approved identifier, and the Contract owner number or participant account number associated with the Contract owner, if known, of any or all shareholder(s) of Fund, and the amount, date and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of shares held through an account maintained on behalf of the Company during the period covered by the request.

(i) Requests will set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. Fund, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund.

(ii) Requests for Contract owner information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(iii) Company agrees to provide, promptly upon request of Fund, or its designee, the information specified in Section 2.19(a)(i), but in any event not later than five (5) business days, after receipt of a request. If requested by Fund, or its designee. Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.19(a)(i) is itself a financial intermediary (“indirect intermediary”) and, upon further request of Fund, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 2.19(a)(i) for those Contract owners who hold an account with an indirect intermediary or (ii) restrict the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by Fund. Company additionally agrees to inform Fund, or its designee, whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund, or its designees, should be consistent with the NSCC Standardized Data Reporting Format. Company will transmit the requested information to Fund’s e-mail address at Tradeoversight@hartfordfunds.com. If the Company reasonably believes that it is prevented by contract or state insurance law from complying with a request from Fund, or its designees, to prohibit trading, the Company will notify the Fund, or its designees, within three days of receiving such request. The Company will work cooperatively with the Fund, or its designees, to determine what other actions will be taken to obtain the requested information, and if the information is still unavailable, what steps will be taken by the Company to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund, including restricting or prohibiting purchase and exchange activity by a Contract Owner.

(iv) Fund shall not use any of the information provided pursuant to this Paragraph 2.19 (“Product Owner Information”) for any purpose other than to comply with the provisions of Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”). Fund will hold all Product Owner Information in confidence and will not disclose any of such information to any other person without the prior written consent of the Company except as required by law. Fund warrants and represents that it has developed and implemented and will maintain appropriate policies and procedures relating to administrative, technical and physical safeguards (i) to ensure the confidentiality of Product Owner Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Product Owner Information; (iii) to protect against unauthorized access to or use of Product Owner Information; (iv) to dispose of Product Owner Information in compliance with applicable laws and regulations and (v) to provide appropriate training to all of its personnel handling Product Owner Information in connection with the implementation of its information security policies and procedures. Fund will periodically review the effectiveness of its policies and procedures described in the preceding sentence. In the event that Fund discovers, is notified or has a reasonable basis to believe that any Product Owner Information has been acquired by a third party without proper authorization. Fund promptly will notify Company of any such improper authorization, cooperate with Company to notify all affected customers, law enforcement agencies and/or governmental regulators who are required to be notified of such improper authorization by law or regulation and shall take all reasonable steps to mitigate any damage resulting from such unauthorized disclosure.

(b) Company agrees to execute written instructions from Fund, or its designee, to restrict further purchases or exchanges of shares by a Contract owner that has been identified by Fund, or its designee, as having engaged in transactions of the shares (directly or indirectly through the Account) that violate policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. If by contract or state insurance law, the Company reasonably believes that it is prevented from complying with a request from Fund to prohibit trading, the Company will notify Fund within three days of receiving such request and will work cooperatively with Fund to determine whether other actions may be taken by the Company in order to protect Fund shareholders from dilution of the value of shares issued by the Fund, including prohibiting or restricting purchase and exchange activity by a Contract Owner. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Contract owner, upon Fund’s written request. Company will restrict or prohibit transactions in Fund shares by the indirect intermediary.

(i) Instructions to restrict or prohibit trading will include the TIN, ITIN or other government identifier, if known, and the specific restrictions to be executed, including how long such restrictions are to remain in place. If the identifier is not known, the instructions will include an equivalent identifying number or other agreed upon information to which the instruction relates.

(ii) The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt by the Company of the instructions.

(iii) The Company will provide written confirmation to the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c) For purposes of this Section 2.19:

(i)	The term “Fund” includes the Adviser and the Transfer Agent, but does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act,

(ii)	The term “Contract owner” means holder of interests in a variable annuity or variable life insurance Contract issued by the Company,

(iii)	The term “written” includes electronic writings and facsimile transmissions.

(iv)	The term “indirect intermediary” has the same meaning as in Rule 22c-2.

2.20 Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

2.21 Each party will comply with all applicable federal and state laws, rules and regulations in its performance of this Agreement.

ARTICLE III. Prospectuses, Proxy Materials and Information Statements; Voting

3.1. At least annually, the Fund Parties shall provide the Company with as many copies of the Fund’s current prospectus as the Company may reasonably request, with expenses to be borne in accordance with Schedule C hereof. If requested by the Company in lieu thereof, the Fund Parties shall provide such documentation (including an electronic version of the current prospectus) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the prospectus for the Fund printed together in one document.

3.2. If applicable state or federal laws or regulations require that the Statement of Additional Information (“SAI”) for the Fund be distributed to all Contract owners, then the Fund Parties shall provide the Company with copies of the Fund’s SAI in such quantities, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners. The Fund Parties shall also provide an SAI to any Contract owner or prospective owner who requests such SAI from the Fund.

3.3. The Fund Parties shall provide the Company with copies of the Fund’s proxy materials, information statements, reports to shareholders and other communications to shareholders in such quantity, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners.

3.4. It is understood and agreed that, except with respect to information regarding the Company, Accounts or Contracts provided in writing by the Company, the Company shall not be responsible for the content of the registration statement for the Fund. It is also understood and agreed that, except with respect to information regarding the Fund Parties provided in writing by the Fund Parties for inclusion in the prospectus or SAI for the Contracts, the Fund Parties shall not be responsible for the content of the prospectus or SAI for the Contracts.

3.5. If and to the extent required by law the Company shall:

(a) solicit voting instructions from Contract owners;

(b) vote the Portfolio shares held in the Accounts in accordance with instructions received from Contract owners;

(c) vote Portfolio shares held in the Accounts for which no instructions have been received in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners; and

(d) vote Portfolio shares held in its general account or otherwise in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require such voting by the insurance company. The Company reserves the right to vote Fund shares in its own right, to the extent permitted by law.

3.6. The Company shall be responsible for assuring that each of its separate accounts holding shares of a Portfolio calculates voting privileges as directed by the Fund Parties and agreed to by the Company and the Fund Parties. The Fund Parties agree to promptly notify the Company of any changes of interpretations or amendments of the Mixed and Shared Funding Exemptive Order.

3.7. The Fund Parties will comply with all provisions of the 1940 Act requiring voting by shareholders. Further, the Fund Parties will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1. The Company shall furnish, or shall cause to be furnished, to the Fund Parties a copy of each piece of sales literature or other promotional material that the Company develops or proposes to use and in which the Fund Parties are named in connection with the Contracts, at least ten (10) business days prior to its use. No such material shall be used if the Fund Parties object to such use within five (5) business days after receipt of such material.

4.2. The Company shall not give any information or make any representations or statements on behalf of the Fund Parties in connection with the sale of the Contracts other than the information or representations contained in the registration statement for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund Parties, except with the permission of the Fund Parties.

4.3. The Fund Parties shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material in which the Company and/or its Accounts are named at least ten (10) business days prior to its use. No such material shall be used if the Company objects to such use within five (5) business days after receipt of such material.

4.4. The Fund Parties shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions), information statements and any other material constituting sales literature or advertising under the FINRA rules, the 1933 Act or the 1940 Act.

4.6. At the request of any party to this Agreement, each other party will make available to the other party’s independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party’s obligations under this Agreement,

ARTICLE V. Fees and Expenses

5.1. The Fund Parties shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund Parties this Agreement; provided, however, (a) the parties will bear their own expenses as reflected in Schedule C and other provisions of this Agreement, and (b) the parties may enter into other agreements relating to the Company’s investments in the Fund, including services agreements. Notwithstanding the foregoing, pursuant to the distribution plan adopted by the Fund pursuant to Rule 12b-l under the 1940 Act, the Fund may pay the Distributor and the Distributor may pay the Company for activities (i) primarily intended to result in the sale of Contracts or of Fund shares to the Accounts through which such Contracts are issued; and (ii) activities related to services and/or maintenance of Contract Owner accounts. Each Party agrees to reasonably cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of the Fund and the Accounts,

ARTICLE VI. Diversification and Qualification

6.1. The Fund, the Distributor and the Adviser each represent and warrant that the Fund and each Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations,

6.2. The Fund, the Distributor and the Adviser each represent and warrant that shares of the Portfolios will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans, No shares of any Portfolio of the Fund will be sold to the general public,

6.3. The Fund, the Distributor and the Adviser each represent and warrant that prior to allowing a purchase of shares of the Fund, the status of each direct purchaser, including any insurance company separate account or Qualified Plan, is verified and documented,

6.4. The Fund or its designees will notify the Company immediately upon having a reasonable basis for believing that the Fund or any Portfolio has ceased to comply with the aforesaid Section 817(h) diversification requirements or might not so comply in the future.

6.5. Without in any way limiting the effect of Sections 8.2 hereof and without in any way limiting or restricting any other remedies available to the Company, the Adviser or the Distributor will pay all costs associated with or arising out of any material failure, or any anticipated or reasonably foreseeable material failure, of the Fund or any Portfolio to comply with Sections 6.1 or 6.2 hereof, including all costs associated with reasonable and appropriate corrections or responses to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a funding medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Portfolio (including, but not limited to, an order pursuant to Section 26(c) of the 1940 Act).

6.6. The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Fund Parties as a result of such a failure or alleged failure:

(a) The Company shall promptly notify the Fund Parties of such assertion or potential claim;

(b) The Company shall consult with the Fund Parties as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c) The Company shall use its best efforts to minimize any liability of the Fund Parties resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d) Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Fund Parties (together with any supporting information or analysis) at least two business days in advance of such submission;

(e) The Company shall provide the Fund Parties with such cooperation as the Fund Parties shall reasonably request (including, without limitation, by permitting the Fund, the Distributor and the Adviser to review the relevant books and records of the Company) in order to facilitate the review by the Fund Parties of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f) The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against the Fund Parties (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the Fund Parties, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless the Fund Parties shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Fund Parties shall bear the costs and expenses, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

ARTICLE VII. Potential Conflicts and Compliance With Mixed and Shared Funding Exemptive Order

7.1. The Board of Directors of the Fund (the “Board”) will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio is being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2. The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are to be disregarded. Such responsibilities shall be carried out by the Company with a view only to the interests of its Contract owners.

7.3. If it is determined by a majority of the Board, or a majority of its directors who are not interested persons of the Fund Parties or any subadviser to any of the Portfolios (the “Independent Directors”), that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. The Company’s responsibility to take remedial action shall be carried out by the Company with a view only to the interests of Contract owners.

7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the Account’s investment in the Fund and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six-month period the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund, subject to the terms of the Fund’s then-current registration statement.

7.5. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Until the end of the foregoing six-month period, the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund, subject to the terms of the Fund’s then-current prospectus.

7.6. For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the Independent Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Directors.

7.7. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

7.8. The conditions or undertakings required by the Mixed and Shared Funding Exemptive Order that may be imposed on any party hereto by virtue of such order by the SEC: (i) will apply only upon the sale of shares of the applicable Portfolios to the Account(s) (and then only to the extent required under the 1940 Act); (ii) will be incorporated herein by reference; and (iii) all parties hereto will comply with such conditions and undertakings to the extent applicable to each such party notwithstanding any provision of this Agreement to the contrary.

ARTICLE VIII. Indemnification

8.1. Indemnification by the Company

(a) The Company agrees to indemnify and hold harmless the Fund, the Distributor and the Adviser and each of their respective officers and directors or trustees and each person, if any, who controls the Fund or Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are, directly or indirectly, related to the sale or acquisition of the Portfolios’ shares or the Contracts and:

(i) arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Distributor or Fund for use in the registration statement or prospectus for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Fund by or on behalf of the Company; or

(iv) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, including without limitation Section 2.14 and Section 6.6 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

(c) The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been materially prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d) The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

8.2. Indemnification by the Adviser

(a) The Adviser agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are, directly or indirectly, related to the sale or acquisition of the Portfolios’ shares or the Contracts and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature or other promotional material of the Fund prepared by the Fund or the Adviser (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund or the Adviser by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or the Portfolios; or

(ii) arise out of or as a result of statements, representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional material for the Contracts not supplied by the Fund or the Adviser or persons under their control) or wrongful conduct of the Fund or the Adviser or persons under their control, with respect to the sale or distribution of the Contracts or Portfolios; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Company by or on behalf of the Adviser or the Fund; or

(iv) arise as a result of any failure by the Fund or the Adviser to provide the services and furnish the materials under the terms of this Agreement; or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Fund or the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or the Adviser; or

(vi) arise out of any unauthorized acquisition of Product Owner Information as contemplated by Section 2.19(a)(iv) of this Agreement;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof. This indemnification is in addition to and apart from the responsibilities and obligations of the Fund or the Adviser specified in Article VI hereof.

(b) The Adviser shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement. For purposes of this Section 8.2(b), the parties hereto agree that a breach of the representations of Section 2.14 of this Agreement shall be deemed gross negligence.

(c) The Adviser shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Adviser has been materially prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Adviser will be entitled to participate, at its own expense, in the defense thereof. The Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Adviser to such party of the Adviser’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d) The Company agrees promptly to notify the Adviser of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts, the operation of the Account or the sale of the Portfolios.

8.3. Indemnification by the Distributor

(a) The Distributor agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.3) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are, directly or indirectly, related to the sale or acquisition of the Portfolios’ shares or the Contracts and:

(i) arise out of or as a result of statements, representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional material for the Contracts not supplied by the Distributor or persons under its control) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or distribution of the Contracts or Portfolios; or

(ii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Company by or on behalf of the Distributor; or

(iii) arise as a result of any failure by the Distributor to provide the services and furnish the materials under the terms of this Agreement; or

(iv) arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor;

as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof.

(b) The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement. For purposes of this Section 8.3(b), the parties hereto agree that a breach of the representations of Section 2.14 of this Agreement shall be deemed gross negligence.

(c) The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Distributor has been materially prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof with counsel satisfactory to the party named in the action. After notice from the Distributor to such party of the Distributor’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d) The Company agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts, the operation of the Account or the sale of the Portfolios.

ARTICLE IX. Applicable Law

9.1. This Agreement and all related documents, including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, are governed by, and shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

9.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X. Termination

10.1. This Agreement shall terminate:

(a) at the option of any party, with or without cause, with respect to some or all Portfolios, upon sixty (60) days advance written notice delivered to the other parties; or

(b) at the option of the Company by written notice to the other parties with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

(c) at the option of the Company by written notice to the other parties with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d) at the option of the Fund, Distributor or Adviser in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the insurance commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares, if, in each case, the Fund, Distributor or Adviser, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e) at the option of the Company in the event that formal administrative proceedings are instituted against the Fund Parties by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund, the Distributor or the Adviser to perform their obligations under this Agreement; or

(f) at the option of the Company by written notice to the Fund Parties in the event that any Portfolio (i) ceases to qualify, or the Company reasonably believes such Portfolio may fail to so qualify, as a Regulated Investment Company under Subchapter M or (ii) if the Company reasonably believes that the Portfolio will fail to meet the diversification requirements of Section 817(h) of the Code specified in Article VI hereof; or

(g) at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the “defaulting party”) other than as described in Section 10.1(a)-(h) hereof; provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party; or

(h) at the option of the Fund Parties if the Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if the Fund Parties reasonably believe that the Contracts may fail to so qualify; or

(i) at the option of the Fund Parties, if the Contracts are not registered (if registration is required), issued or sold in accordance with applicable federal and/or state law; or

(j) at the option of the Fund, by a vote of the majority of the Board, upon a reasonable determination by the Board that a material irreconcilable conflict exists among the interests of (i) the Contract owners of all Separate Accounts, or (ii) the interests of Participating Companies investing in the Fund; or

(k) at the option of the Company or the Fund Parties in the event of an assignment of this Agreement by the other party without the prior written consent of the nonassigning party; or

(l) at any time upon written agreement of all parties to this Agreement,

10.2. Notice Requirement

No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination. Furthermore,

(a) in the event any termination is based upon the provisions of Article VII, or the provisions of Section 10.1(a) of this Agreement, the prior written notice shall be given in advance of the effective date of termination as required by those provisions unless such notice period is shortened by mutual written agreement of the parties;

(b) in the event any termination is based upon the provisions of Section 10.1(d) or 10.1(e) of this Agreement, the prior written notice shall be given at least sixty (60) days before the effective date of termination; and

(c) in the event any termination is based upon the provisions of Section 10.1(b), 10.1(c), 10.1(f), 10.1(g), 10.1(h), 10.l(i), 10.1(j) or 10.1 (k) of this Agreement, the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the party sending the notice.

10.3. Effect of Termination

Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Fund or the Company to meet Section 817(h) of the Code diversification requirements,

the Fund Parties shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.4. Surviving Provisions

Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement; provided this Agreement is not terminated by the Fund Parties pursuant to Section 10.1 subsections (d), (g), (h), (i), (j) or (k).

ARTICLE XI. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to the Company:

AXA Equitable Life Insurance Company

1290 Avenue of the Americas, 16th Floor

New York, New York 10104

Attention: Funds Management Group

If to the Fund:

Hartford Funds

5 Radnor Corporate Center, Ste 300

100 Matsonford Rd

Radnor PA 19087

Attention: Chief Legal Officer

If to the Adviser:

Hartford Funds Management Company, LLC

5 Radnor Corporate Center, Ste 300

100 Matsonford Rd

Radnor PA 19087

Attention: General Counsel

If to the Distributor:

Hartford Funds Distributors, LLC

5 Radnor Corporate Center, Ste 300

100 Matsonford Rd

Radnor PA 19087

Attention: General Counsel

If to the Transfer Agent:

Hartford Administrative Services Company

5 Radnor Corporate Center, Ste 300

100 Matsonford Rd

Radnor PA 19087

Attention: General Counsel

ARTICLE XII. Miscellaneous

12.1. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential (i) the names and addresses of the owners of the Contracts; (ii) information regarding the business and operations of the other parties; (iii) non-public personal information within the meaning of federal and state privacy laws; and all other information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement or required to perform the services under this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

12.2. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby,

12.5. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.7. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that a transaction that does not result in a change of actual control or management of a party hereto shall not be deemed to be an assignment of this Agreement for purposes of this Section 12.7. Any assignment of this Agreement in violation of this Section 12.7 shall be void.

12.8. The Company agrees that the obligations assumed by the Fund, the Distributor, the Transfer Agent and the Adviser pursuant to this Agreement shall be limited in any case to the Fund, the Distributor, the Transfer Agent and the Adviser and their respective assets (and respect to the Fund only the assets of applicable Portfolios) and the Company shall not seek satisfaction of any such obligation from the shareholders of any other Fund or Portfolio, or from the Distributor, the Transfer Agent or the Adviser, the Directors, officers, employees or agents of the Fund, the Distributor, the Transfer Agent or the Adviser, or any of them.

12.9. The Fund, the Distributor and the Adviser agree that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to the Company and its assets and neither the Fund, Distributor nor Adviser shall seek satisfaction of any such obligation from the shareholders of the Company, the directors, officers, employees or agents of the Company, or any of them.

12.10. No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Adviser and the Fund, the Transfer Agent and the Fund, and the Distributor and the Fund.

Remainder of page intentionally blank. Next page is signature page.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified on the cover page of this Agreement.

AXA EQUTIABLE LIFE INSURANCE COMPANY, ON BEHALF OF CERTAIN SEPABATE ACCOUNTS

By its authorized officer

By:
Name:
Title:

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By its authorized officer,

By:
Name:	Gregory Frost
Title:	Chief Financial Officer

HARTFORD FUNDS DISTRIBUTORS, LLC

By its authorized officer,

By:
Name:	Gregory Frost
Title:	Chief Financial Officer

HARTFORD ADMINISTRATIVE SERVICES COMPANY

By its authorized officer,

By:
Name:	Gregory Frost
Title:	Chief Financial Officer

HARTFORD SERIES FUND, INC.
By its authorized officer,

By:
Name:	Edward P. Macdonald
Title:	Vice President and Chief Legal Officer

HARTFORD HLS SERIES FUND II, INC.
By its authorized officer.

By:
Name:	Edward P. Macdonald
Title:	Vice President and Chief Legal Officer

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account	Policy Form Numbers of Contracts Funded by Separate Account
AXA Equitable Separate Account A	All Contracts

AXA Equitable Separate Account FP	All Contracts

AXA Equitable Separate Account I	All Contracts

AXA Equitable Separate Account 45	All Contracts

AXA Equitable Separate Account 49	All Contracts

AXA Equitable Separate Account 65	All Contracts

AXA Equitable Separate Account 66	All Contracts

AXA Equitable Separate Account 70	All Contracts

AXA Equitable Separate Account 206	All Contracts

AXA Equitable Separate Account 301	All Contracts

SCHEDULE B

INVESTMENT COMPANIES AND PORTFOLIOS

HARTFORD SERIES FUND, INC.

Portfolio Name	Share Class
Hartford Capital Appreciation HLS Fund	IC

HARTFORD HLS SERIES FUND II, INC.

Portfolio Name	Share Class
Hartford Growth Opportunities HLS Fund	IC

SCHEDULE C

EXPENSES

The Fund and/or the Distributor and/or Adviser, and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below. Costs shall be allocated to reflect a Fund’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus	Printing of prospectuses	Company	Inforce - Fund Prospective - Company

	Distribution (including postage) to inforce clients	Company	Fund

	Distribution (including postage) to prospective clients	Company	Company

Product Prospectus	Printing and distribution for inforce and prospective clients	Company	Company

Product SAI	Printing and distribution for inforce and prospective clients	Company	Company

Mutual Fund Prospectus Update & Distribution	If required by Fund, Distributor or Adviser	Distributor or Adviser	Fund, Distributor or Adviser

	If required by Company	Company (Distributor or Adviser to provide Company with document in PDF format)	Company

Mutual Fund SAI	Printing	Distributor or Adviser	Distributor or Adviser

	Distribution (including postage)	Party who receives the request	Party who receives the request

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Proxy Material or Information Statement for Mutual Fund	Printing of proxy material or information statement required by law	Distributor or Adviser	Fund, Distributor or Adviser

	Distribution (including labor) of proxy material or information statement required by law	Company	Fund, Distributor or Adviser

	Printing and distribution of proxy material or information statement if required by Company	Company	Company

Mutual Fund Annual & Semi-Annual Report	Printing of reports	Distributor or Adviser	Fund, Distributor or Adviser

	Distribution	Company	Fund, Distributor or Adviser

Other communication to New and Prospective clients	If required by law, the Fund, Distributor or Adviser	Company	Distributor or Adviser

	Distribution (including labor and printing) if required by Company	Company	Company

Other communication to inforce	Distribution (including labor and printing) if required by the Fund, Distributor or Adviser	Company	Distributor or Adviser

	Distribution (including labor and printing) if required by Company	Company	Company

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Operations of the Fund	All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the fund pursuant to any Rule 12b-1 plan	Fund, Distributor or Adviser	Fund or Adviser

Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company	Company